EXH. D-1(A)

                              SETTLEMENT AGREEMENT
                              --------------------
                         UNISOURCE ENERGY CORPORATION'S
                         ------------------------------
                 ACQUISITION OF CITIZENS COMMUNICATION COMPANY'S
                 -----------------------------------------------
                         GAS AND ELECTRIC UTILITY ASSETS
                         -------------------------------


     Staff of the Utilities Division ("Staff") of the Arizona Corporation Commission ("Commission"), Citizens Communications Company ("Citizens"), a Delaware corporation, UniSource Energy Corporation, an Arizona corporation ("UniSource"), Tucson Electric Power Company ("TEP"), an Arizona corporation (collectively "the Parties") agree to the following proposed settlement agreement ("Agreement") of the matters pending in Docket Nos. G-01032A-02-0598 ("Gas Rate Case"), E-01032C-00-0751 ("PPFAC Case"), and E-01933A-02-0914,
E-01302C-02-0914, G-01302C-02-0914 ("Joint Application") (collectively,
"Consolidated Cases"). The Parties recognize that this Agreement is a proposed settlement, thus is subject to the approval and/or the terms placed upon it by the Commission.

     WHEREAS, Citizens currently provides natural gas service in Santa Cruz County, Coconino County, Navajo County, Yavapai County and Mohave County and electric service in Santa Cruz County and Mohave County and UniSource desires to purchase Citizens' electric utility assets in Arizona and Citizens' gas utility assets in Arizona.

     WHEREAS, all intervenors were provided notice of the settlement process, including notice of meetings involving all intervenors and with opportunity to participate and comment.

     WHEREAS, the Parties have conducted discovery and have analyzed that discovery and all materials filed in the Consolidated Cases, and the proposed settlement set forth in this Agreement is based upon that analysis.

     WHEREAS, UniSource will create one or more wholly-owned subsidiaries to own and operate the electric utility assets and the gas utility assets purchased from Citizens. For purposes of this Agreement, the subsidiary or company created to own and operate the gas utility assets shall be referred to as "GasCo" and the subsidiary or company created to own and operate the electric utility assets shall be referred to as "ElecCo." GasCo and ElecCo, for purposes of this Agreement, shall be collectively known as the "New Companies." UniSource may create an intermediate holding company ("HoldCo") to finance and own the New Companies.

     WHEREAS, the Parties desire to adopt this Agreement to allow Citizens to transfer to GasCo its Certificate(s) of Convenience and Necessity ("CC&N") to provide natural gas service in Arizona and its Arizona assets related to Citizens' gas utility business in Arizona ("Gas Assets"), as further set forth in the Asset Purchase Agreement dated October 29, 2002, between Citizens and UniSource, relating to the purchase of the Gas Assets ("Gas Asset Purchase Agreement").

     WHEREAS, the Parties desire to adopt this Agreement to allow Citizens to transfer to ElecCo its CC&N(s) to provide electric service in Arizona and its Arizona assets related to Citizens' electric utility business in Arizona ("Electric Assets"), as further set forth in the Asset Purchase Agreement dated

October 29, 2002, between Citizens and UniSource, relating to the purchase of the Electric Assets ("Electric Asset Purchase Agreement").

     WHEREAS, the Parties agree that nothing in this Agreement is intended to, in any way, restrict or modify the Commission's current authority or jurisdiction over the New Companies, Citizens and TEP as provided under Arizona law.

     WHEREAS, the Parties agree that this Agreement is in accordance with A.R.S. ss.ss. 40-301 et seq., A.R.S ss.ss. 40-281 et seq., A.A.C R14-2-803 and
R14-2-804.

     WHEREAS, the Parties agree that adoption of this Agreement is in the public interest for the following reasons:

          (a) UniSource shall, as part of this Agreement, forfeit its right to pursue the recovery from retail ratepayers of any of the under-collected Purchase Power and Fuel Adjustor Clause ("PPFAC") balance, currently the subject of Docket No. E-01032C-00-0751, up through and including the date of the closing of the purchase of Citizens' Electric Assets and Gas Assets by UniSource. The forfeited PPFAC balance is currently estimated to be at least $135 million as of July 28, 2003. Regardless of the actual amount of the PPFAC balance that exists at the time of the closing of the purchase of Citizen's Electric Assets and Gas Assets by UniSource, the right(s) to recover from retail ratepayers shall be forfeited by UniSource, any of its subsidiaries, and Citizens.

          (b) In Docket No. G-01032A-02-0598, the Gas Rate Case, Citizens had originally requested an increase in revenue requirement of $21,005,521, or a rate increase of 28.9 percent. Under this Agreement, GasCo shall only receive an increase in the revenue requirement of $15,191,276, or an increase of approximately 20.9 percent.

          (c) Included is a $10 million permanent reduction to the gas rate base amount due to a disallowance to the Buildout Program, thereby reducing the revenue that needs to be recovered from ratepayers.

          (d) Financing provisions will be in place to allow UniSource to purchase the Electric Assets and Gas Assets while ensuring that the New Companies, TEP and their customers will not be harmed by the acquisition by UniSource.

          (e) UniSource shall put into place a procedure to commence the process of opening up the new ElecCo's service territories to retail electric competition by no later than December 31, 2004.

          (f) TEP shall provide a feasibility study and written plan to consolidate or, in the alternative, coordinate the operations of ElecCo in Santa Cruz County with the operations of TEP when TEP files its next general rate case. This study shall explore means to improve operations, efficiency and service for the Santa Cruz County ElecCo customers. In determining the feasibility of such a plan, TEP will consider the impact of consolidation on two-county bond financing.

          (g) UniSource shall ensure participation by ElecCo in the Environmental Portfolio Standard ("EPS").

          (h) UniSource shall take measures described in this Agreement to ensure the safe operation of the gas pipeline system for GasCo.

          (i) UniSource is an Arizona-based company that is well-known, accessible, held in high regard by the community, and experienced in providing quality utility services to Arizona citizens.

          (j) Citizens will be able to focus upon its telecommunications business in Arizona consistent with its corporate plan and strategy, in order to foster continued and improved quality of service to Citizens' telecommunications customers in Arizona.

                                   ARTICLE I
                                  INTRODUCTION
                                  ------------

     1. Purpose of Agreement: Notice of Intentions and Admissions. The Parties agree that the purpose of this Agreement is to resolve contested matters in the Gas Rate Case, the PPFAC Case and the Joint Application in a manner consistent with the public interest. The Parties further recognize that: (1) this Agreement acts as a procedural device to propose its terms to the Commission; (2) this Agreement has no binding force or effect until finally approved by an order of the Commission; and (3) such approval must be given in a timely fashion so that the transaction can close by July 28, 2003. Nothing contained in this Agreement is an admission by any Party that any of the positions taken, or that might be taken by each in this proceeding, is unreasonable or unlawful. In addition, acceptance of this Agreement by any of the Parties is without prejudice to any position taken by any Party in these proceedings.

     2. Staff Authority. The Parties recognize that: (1) Staff does not have the power to bind the Commission; and (2) for purposes of settlement, the Staff acts in the same manner as a party in proceedings before the Commission.

     3. Commission Authority to Modify. The Parties further recognize that the Commission will evaluate the terms of this Agreement, and that after such evaluation the Commission may require modifications to the terms hereof before accepting this Agreement.

     4. Commission Approval. In the event that the Commission adopts an order approving substantially all of the terms of this Agreement, such action by the Commission constitutes approval of the Agreement in a timely fashion so that the transaction can close by July 28, 2003, and thereafter the Parties shall abide by its terms.

     5. Effect of Modifications by the Commission. In the event that any signatory Party to this Agreement objects to any modification to the terms of this Agreement made by the Commission, such Party shall timely file an Application for Rehearing under A.R.S. ss. 40-253. In the event that the Party does not file such an application, that Party shall be deemed: (1) to have accepted the modifications made by the Commission; and (2) to have conclusively and irrefutably accepted that any modifications to the terms of this Agreement are not substantial and therefore the Commission order adopts substantially all of the terms of this Agreement.

     6. Effect of an Application for Rehearing. If a signatory Party files an Application for Rehearing that raises objections to any modifications of the terms of this Agreement, then that Party shall be deemed to have withdrawn from this Agreement. The withdrawing Party shall be relieved of its rights and obligations under this Agreement. The Agreement as modified shall remain in effect and binding upon all of the remaining Parties.

     7. Appeal of Commission Decision. If a signatory Party to this Agreement files an Application for Rehearing, which is denied by Commission Order or by operation of law, the Party shall timely file an appeal of the Commission's decision pursuant to A.R.S. ss. 40-254 or ss. 40-254.01, as appropriate. In the event that the Party does not file such an appeal, the Party shall be deemed:
(1) to have accepted the modifications made by the Commission; and (2) to have conclusively and irrefutably accepted that any modifications to the terms of this Agreement are not substantial, and therefore, the Commission's order adopts substantially all of the terms of this Agreement.

                                   ARTICLE II
                              TERMS AND CONDITIONS
                              --------------------

     The Parties to this Agreement hereby agree to the following:

                                     PART A
                                     ------
         TRANSFER OF ASSETS/CERTIFICATES AND ELECTRIC RETAIL COMPETITION
         ---------------------------------------------------------------

     8. Approval of Transfer of Electric Assets and Certificates. The Parties agree to the transfer of Citizens' Electric Assets to ElecCo, pursuant to A.R.S.ss. 40-285. The Parties further agree to the transfer of Citizens' CC&N(s) to ElecCo to provide electric utility service in Arizona, and, if required, to the transfer of Citizens' franchises, licenses and other similar authorizations to ElecCo. The Parties further agree that ElecCo will provide copies of such franchises, licenses and other similar authorizations to the Commission within 365 days of Commission approval of this Agreement. As part of the approval of the transfer of the Electric Assets, ElecCo shall be authorized to recover $1.8 million of the anticipated transaction costs related to the Electric Assets as an offset to the negative acquisition premium so that these costs may be capitalized in accordance with Generally Accepted Accounting Principles ("GAAP").

     9. Approval of Transfer of Gas Assets and Certificates. The Parties agree to the transfer of Citizens' Gas Assets to GasCo, pursuant to A.R.S.ss.40-285. The Parties further agree to the transfer of Citizens' CC&N(s) to GasCo to provide gas utility service in Arizona, and, if required, to the transfer of Citizens' franchises, licenses and other similar authorizations to GasCo. The Parties further agree that GasCo will provide copies of such franchises, licenses and other similar authorizations to the Commission within 365 days of Commission approval of this Agreement. As part of the approval of the transfer of the Gas Assets, GasCo shall be authorized to recover $2.7 million of the anticipated transaction costs related to the Gas Assets as an offset to the negative acquisition premium so that these costs may be capitalized in accordance with GAAP.

     10. Creation of Intermediate Holding Company. The Parties agree that UniSource, at its discretion, may form a holding company ("HoldCo") to finance and to hold ownership in the New Companies.

     11. Opening ElecCo's Service Territories to Retail Electric Competition. Within one-hundred twenty (120) days of Commission approval of this Agreement, UniSource shall file for Commission approval a plan to open the ElecCo's service territories to retail electric competition. Topics which shall be addressed include, but are not limited to the following: (1) unbundled tariffs; (2) system benefits charges; (3) assisting new suppliers in using transmission; and (4) reliability must-run generation ("RMR"). The application shall include an implementation date to open the ElecCo's service territories to competition no later than December 31, 2004. UniSource further agrees to not oppose municipal aggregation in principle as part of any plan to make retail access more likely within ElecCo's service territories.

     12. Stranded Costs for ElecCo. UniSource agrees that ElecCo's stranded costs are equal to zero. Stranded Costs, for purposes of this Agreement, are limited to those costs related to generation, which includes those costs related to the purchase power contract between Pinnacle West Capital Corporation ("PWCC") and Citizens implemented on June 1, 2001, as well as all costs related to generation for the generation units in Santa Cruz County.

     13. Operational Consolidation of the Santa Cruz Division of ElecCo with TEP. At the time of TEP's next general rate case filing, TEP and UniSource shall submit a feasibility study and written plan for consolidation or, in the alternative, coordination of operations of ElecCo in Santa Cruz County with TEP. The filing shall analyze the ability of TEP to retain two-county bond financing while consolidating the Santa Cruz County operations of ElecCo and TEP; the filing shall also include a comparison of the benefits of the above-described operational consolidation or coordination with the costs of defeasing or redeeming the two-county financing, if there is no ability to retain such two-county financing with the consolidation.

     14. Environmental Portfolio Standard ("EPS"). ElecCo and TEP shall cooperate jointly in efforts to comply with the EPS.

     15. Incorporation. ElecCo, GasCo and HoldCo shall be incorporated in accordance with the laws of the State of Arizona.

                                     PART B
                                     ------
                              FINANCING PROVISIONS
                              --------------------

     16. Approval of Financing Plan. The Parties agree that the New Companies shall be authorized pursuant to A.R.S. ss.ss. 40-301 et seq., A.R.S. ss. 40-285 and A.A.C. R14-2-801 et seq., (1) to issue or guarantee up to $175 million of debt securities for the purpose of funding a portion of the purchase price and initial working capital requirements of the New Companies; (2) to issue or guarantee additional debt securities, when appropriate, under the terms of a new revolving credit agreement that shall provide ongoing liquidity support to the New Companies; (3) to enter into indentures or security agreements which grant liens on some or all of the properties held by the New Companies to secure the debt obligations of the New Companies; (4) to issue common stock to UniSource or HoldCo; and (5) to acquire bridge financing. The details of the financing plan are set forth in Appendix A, attached hereto. Approval of the financing plan above is conditioned on TEP agreeing to a loan structure and treatment as follows:

          (a) TEP shall be authorized to loan up to $50 million to UniSource ("TEP loan") for the sole purpose of funding the purchase of Citizens' electric utility business and gas utility business. The TEP loan shall not exceed $50 million and shall have a maturity not to exceed four years. The TEP loan shall be secured by UniSource with a pledge of one hundred percent of HoldCo's or the New Companies' common equity. This section is authorized pursuant to A.A.C. R14-2-804.

          (b) The fixed annual rate of interest on the TEP loan shall be equal to 383 basis points above the yield-to-maturity on an equivalent four-year United States Treasury Security as determined on the initial date of the loan.

          (c) The interest income that TEP receives via the TEP loan to UniSource shall be allocated in the following manner:

               (1) 264 basis points of the interest income from the TEP

               (2) loan shall be recorded as a deferred credit and used to offset rates in the future.

               (3) The remaining interest income shall be used toward building the equity capitalization of TEP.

               (4) The deferred credit balance shall bear an annual interest rate of six percent.

          (d) TEP's ratepayers shall be held harmless from any demonstrable increase in TEP's cost of capital as a result of the TEP loan (including, but not limited to, a decline in bond rating) shown in TEP's next rate case. The effects of any demonstrable increase in TEP's cost of capital as a result of the TEP loan may be considered for offset by any actual demonstrable benefits of the acquisition in establishing the revenue requirement in such future TEP rate cases.

     17. Equity Investment in New Companies. The New Companies shall be authorized pursuant to A.R.S.ss.40-301 et seq., to issue common stock to UniSource or HoldCo to evidence their ownership interest. To the extent required pursuant to A.A.C. R14-2-803, the Parties agree that UniSource shall be authorized to capitalize the New Companies in the range of $75 million to $125 million.

     18. Waiver of Prior Decisions. Decision No. 60480, as amended by the Settlement Agreement adopted in Decision No. 62103, requires UniSource to invest at least thirty (30) percent of the proceeds of a public stock issuance in TEP. The Parties agree that UniSource and TEP shall be granted a waiver of this requirement for the sole purpose of financing the acquisition of Citizens' Electric Assets and Gas Assets as set forth in this Agreement and in the Joint Application by UniSource and Citizens.

     19. Capital Structure of ElecCo and GasCo. UniSource agrees that until such time as GasCo's equity capitalization equals forty (40) percent of total capital, GasCo will not issue dividends to either HoldCo and/or UniSource which comprise more than seventy-five (75) percent of GasCo's earnings. UniSource further agrees that until such time as ElecCo's equity capitalization equals forty (40) percent of total capital, ElecCo will not issue dividends to either HoldCo and/or UniSource which comprise more than seventy-five (75) percent of ElecCo's earnings. For purposes of this provision, the common equity ratio shall be calculated by dividing the common equity by the sum of such common equity, preferred equity and long-term debt (including current maturities of such debt). Either ElecCo or GasCo may apply for a waiver of this provision, which shall be processed within sixty (60) days of such application and where this provision may be suspended up to sixty (60) days.

     20. Capital Structure of TEP. UniSource agrees that until such time as TEP's equity capitalization equals forty (40) percent of total capital, TEP shall not issue dividends to UniSource which comprise more than seventy-five
(75) percent of TEP's earnings. This change shall serve as a modification to Commission Decision No. 60480, Attachment A, Condition 20, which was the Commission Decision that established UniSource as a holding company for TEP. For purposes of this provision, the common equity ratio shall be calculated by dividing the common equity by the sum of such common equity, preferred equity and long-term debt (including current maturities of such debt). TEP may apply for a waiver of this provision, which shall be processed within sixty (60) days of such application and where this provision may be suspended up to sixty (60) days.

                                     PART C
                                     ------
                      CITIZENS GAS DIVISION/GASCO RATE CASE
                      -------------------------------------

     For purposes of this part, Appendix B, which contains schedules in support of this Agreement, is incorporated herein as part of this Agreement.

     21. Fair Value Rate Base. For ratemaking purposes and for purposes of this Agreement, the Parties agree to a Fair Value Rate Base ("FVRB") Number of $142,132,013 as of October 29, 2002. See Appendix B, Schedule 2.

     22. Rate of Return. For ratemaking purposes and for purposes of this Agreement, the Parties agree that a reasonable rate of return on the FVRB equals
7.49 percent. This number is based on a cost of capital of 9.05 percent, which is further based on a cost of equity of 11.00 percent and a cost of debt of 7.75 percent for original cost rate base. This agreed upon rate of return on FVRB is the result of negotiation. See Appendix B, Schedule 1.

     24. Revenue Requirement. For ratemaking purposes and for purposes of this Agreement, the Parties agree that GasCo's increase in revenue requirement equals $15,191,276. See Appendix B, Schedule 1.

     25. Rate Design. The Parties agree to the rate design attached hereto as Appendix B, Schedule 3 and incorporated herein by this reference. The rate design includes the following provisions.

          (a) A monthly customer service charge equaling $7.00 for all residential customers. This represents an increase of $2.00 to the monthly service charge of $5.00.

          (b) A base cost of gas implicit in the commodity rates for all tariff classes shall be $0.400 per therm.

     26. Purchase Gas Adjustor ("PGA"). The Parties agree that the PGA bank balance shall not be affected by this Agreement and that UniSource and/or GasCo shall abide by previous Commission orders regarding treatment of the PGA bank balance. The Parties further agree that GasCo shall abide by all Commission requirements when seeking recovery of any amounts in the PGA bank balance and/or establishing a surcharge to recover such amounts. In connection with the implementation of the new $0.400 per therm base cost of gas, the existing limitation of $0.100 per therm over twelve months within which the PGA rate may now fluctuate without formal Commission approval, shall be increased to $0.150 per therm for a period of twelve consecutive months, beginning with the first calendar month after Commission approval of this Agreement. At the end of the twelve consecutive months, the PGA rate shall revert to the previous $0.100 per therm over twelve months limitation.

                                     PART D
                                     ------
            ELECTRIC PURCHASE POWER & FUEL ADJUSTOR CLAUSE ("PPFAC")
            --------------------------------------------------------

     27. PPFAC Balance, Base Rate for Purchase Power, and the Adjustor Rate for Purchase Power. The Parties agree that effective from the date of the closing of the purchase of Citizens' electric utility assets, the adjustor rate shall be set at $0.01825 per kilowatt hour ("kWh"). The base rate for purchase power shall remain at $0.05194 per kWh. The total cost for purchase power shall equal the base rate plus the adjustor rate, or $0.07019 per kWh. The composition of the total cost for purchase power is set forth in the attached Appendix C. UniSource, any of its subsidiaries, and Citizens shall forfeit their right to pursue recovery from retail ratepayers of the PPFAC balance existing prior to and including the date of closing.

     28. Renegotiation of the PWCC Contract. This provision refers to the purchase power contract signed by Citizens and PWCC on June 1, 2001. UniSource agrees that it shall, in good faith, attempt to renegotiate the PWCC Contract. Any and all savings from any successfully renegotiated purchase power contract with PWCC and/or any amendment to the existing purchase power contract with PWCC shall be shared between ElecCo's customers and UniSource. Sixty (60) percent of the savings shall go directly towards the benefit of ElecCo's ratepayers and forty (40) percent of the savings shall go to UniSource. The above-described sharing from renegotiating the PWCC contract and/or amending the existing PWCC contract shall only apply for the duration of the existing or renegotiated PWCC contract, whichever duration would expire sooner. Once that timeframe expires, any and all savings shall be passed through directly to ElecCo's customers.

                                     PART E
                                     ------
                           PIPELINE SAFETY PROVISIONS
                           --------------------------

     29. Staffing of Safety Personnel. UniSource shall not allow the acquisition to diminish staffing that would result in service and/or safety degradation in either of the current Citizens Arizona Gas Division sections, Northern Arizona Gas Division ("NAGD") or Citizens Santa Cruz Gas Division ("SCGD"), service territories.

     30. Maintaining Field Offices. UniSource shall continue to maintain fully operational current local field offices in the NAGD and SCGD service territories, as appropriate, to maintain the quality of service and ensure pipeline safety.

     31. Not Using Contract Personnel for Operations and Maintenance Duties. UniSource shall continue Citizens Arizona Gas Division's current practice of not using contract personnel for the performance of operation and maintenance functions, such as, leak survey and valve maintenance.

     32. Adopting Citizens' Gas Divisions Operations and Maintenance Procedures for GasCo. UniSource shall adopt the most recent version of Citizens Arizona Gas Division's operations and maintenance manuals and procedures, including but not limited to the emergency plan, and agrees to make revisions and additions to only those specific sections as necessary. Such section updates shall be provided to the Commission's Chief of the Office of Pipeline Safety ("OPS").

     33. Quality of Service. UniSource shall use all commercially reasonable efforts to prevent the quality of service in either of the current Citizens Arizona gas divisions (NAGD or SCGD) service territories from diminishing as a result of the acquisition. The number of service complaints, the response time to service complaints and service interruptions should not increase as a result of the acquisition.

     34. Inspection of Installation by Contract Personnel. With regard to the installation of new service lines and main extensions on the acquired gas system, GasCo's personnel shall independently inspect any and all work done by any contract personnel on any and all portions of either of the acquired gas division sections.

                                     PART F
                                     ------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     35. Negative Acquisition Adjustment. UniSource agrees that it shall permanently credit customers for the negative acquisition adjustments of $30,700,000 for GasCo and $93,624,000 for ElecCo, cited in Appendix B, Schedule 1 and Appendix B, Schedule 4 respectively, until fully amortized over the life of the plant related to this Agreement and that it shall not seek any other treatment. As a result, the net plant in service for the electric system purchased by UniSource shall be $93,800,000 as of October 29, 2002. See Appendix B, Schedule 4. UniSource agrees that the negative acquisition adjustments shall be initially recorded as a credit in FERC Account 114; Gas Plant Acquisition Adjustments and Electric Plant Acquisition Adjustments, respectively. Upon completion of the transaction and final accounting, GasCo and ElecCo shall transfer the amounts in FERC Account 114, Gas/Electric Plant Acquisition Adjustments, to FERC Account 108, Accumulated Provision for Depreciation of Gas/Electric Utility Plant. GasCo and ElecCo shall then establish sub-accounts to FERC Account 108 to record an allocation of the total negative acquisition adjustment to each FERC plant account. The sub-accounts shall be amortized at the same rates as the depreciation rates for the corresponding plant accounts. The amortization of the negative acquisition adjustment shall be recorded as a debit to FERC Account 108 and a credit to account 406 (Amortization of Gas/Electric Plant Acquisition Adjustments), and shall reduce the depreciation expense included in the cost of service for recovery in rates. The negative acquisition balance shall reduce rate base included in cost of service for recovery in rates until fully amortized.

     36. Prudency Reviews.
         -----------------

     (a) The Parties agree that the Commission shall not conduct any prudency reviews of Citizens' gas procurement practices, accounting practices or balances existing on or before October 29, 2002.

     (b) In Decision No. 57647, the Commission required Citizens to conduct a buildout program (the "Buildout Program"). The Commission approved the proposed Buildout Program in Decision No. 58664. The Parties agree that the Commission shall not conduct any further prudency reviews of the Buildout Program beyond the $10 million reduction currently incorporated into the gas rate base figures set forth in Article II, Part C of this Agreement. The $10 million reduction is a disallowance from gas rate base that shall be a permanent write-down of plant as an adjustment to the gas rate base due to a prudence review of the Buildout Program.

     37. Additional Acquisition Costs. The Parties agree that ElecCo's ratepayers shall be held harmless from any recovery directly related to the increase in acquisition costs that will result under Section 3.3(a)(iii) of the Electric Asset Purchase Agreement if the transaction closes after October 29, 2003. The Parties further agree that GasCo's ratepayers shall be held harmless from any recovery directly related to the increase in acquisition costs that will result under Section 3.3(a)(iii) of the Gas Asset Purchase Agreement if the transaction closes after October 29, 2003.

     38. Capital Expenditures. The Parties agree that work orders closed after October 29, 2002 through the date of closing of the transaction related to the Electric Assets and the Gas Assets shall be included in the rate base for ElecCo and GasCo (subject to prudency review) on a dollar-for-dollar basis (i.e., not reduced by the negative acquisition adjustment) in the next rate filing.

     39. Rate Moratorium. The Parties agree that neither GasCo nor ElecCo shall file a general rate case for a period of three years from the date of the Commission order approving substantially all of the terms of this Agreement; provided, however, that GasCo and ElecCo shall not be prohibited from seeking a change in rates in the event of: (a) conditions or circumstances that constitute an emergency; or (b) material changes to the cost of service resulting from federal, tribal, state or local laws, regulatory requirements, judicial decisions, actions or orders.

     40. Revised Line Extension Tariff and Policy. The Parties agree that GasCo's revised gas facilities service line and main extension tariff of the Arizona gas utility, incorporated herein as Appendix D, may be amended and implemented upon Commission approval of this Agreement.

     41. Approval Limitation. UniSource must re-apply with the Commission for approval of this Agreement and the Joint Application if the deal is not consummated within six months of Commission approval of this Agreement. UniSource may apply for an extension of six-month time limitation where it will be the burden of UniSource to demonstrate why the merger agreement was not consummated and why approval of the extension is in the public interest.

     42. Tariff Filings. UniSource will file, within thirty (30) days of Commission approval of this Agreement, tariffs reflecting all Commission-approved changes contained in the gas rate case filing. Tariffs will be effective from the date of closing of the purchase of Citizens' electric utility and gas utility assets. Within sixty (60) days of Commission approval of this Agreement, UniSource shall file an application for Commission approval of tariffs specifically regarding the negotiated sales program and gas transportation issues.

     43. Notice to Customers. Following Commission approval of this Agreement and consummation of the transactions set forth in the Joint Application, UniSource will provide in bills sent to applicable customers of the New Companies a notice regarding the revised rates, terms and conditions or service as set forth in this Agreement. UniSource shall provide such notification to the New Companies' customers within sixty (60) days of approval of this Agreement of the rates and charges authorized by this Agreement and the effective date of same. The bill inserts shall also inform consumers that the Commission remains the regulatory agency responsible for overseeing the terms, conditions, rates and quality of service provided by the New Companies. Finally, the bill inserts shall inform consumers that any complaints regarding any of the New Companies regulated services that cannot be resolved by the New Companies may be directed to the Commission's Consumer Services Section.

     44. Limitations. This Agreement represents the Parties' mutual desire to compromise and settle disputed claims and issues regarding the issues set forth in the Consolidated Cases in a manner consistent with the public interest and based upon the pre-filed testimony, exhibits and evidentiary record developed in the Consolidated Cases and represents a compromise of the positions of the Parties. The terms and provisions of this Agreement apply solely to and are binding only in the context of the provisions and results of this Agreement and none of the positions taken in this Agreement by any of the Parties may be referred to, cited to, or relied upon by any other Party in any fashion as precedent or otherwise in any proceeding before the Commission or any other regulatory agency or before any court of law for any purpose except in furtherance of the purpose and results of this Agreement.

     45. Privileged and Confidential Communications. All negotiations relating to or leading to this Agreement are privileged and confidential and no Party is bound by any position asserted in negotiations, except to the extent expressly stated in this Agreement. Evidence of conduct or statements made in the course of negotiation of this Agreement are not admissible as evidence in any proceeding before the Commission, any other regulatory agency or any court.

     46. Force Majeure. Parties to this Agreement shall be excused for delays or failure in performance under this Agreement caused by acts of God, war, strike, labor dispute, work stoppage, fire, act of government, or any other cause, whether similar or dissimilar, beyond the reasonable control of that Party. The Parties agree that if any of the above-described conditions occur, such that a

Party that is a signatory to this Agreement cannot fulfill its obligations under this Agreement, that Party shall notify the other Parties and shall pursue an amendment or modification to this Agreement and/or the Commission order approving this Agreement in accordance with A.R.S. ss. 40-252.

     47. Definitive Text. The "Definitive Text" of this Agreement shall be the text adopted by the Commission in an order adopting substantially all of the terms of this Agreement including all modifications made by the Commission in such order.

     48. Severability. Each of the terms of the Definitive Text of this Agreement is in consideration and support of all other terms. Accordingly, the terms are not severable.

     49. Support and Defend. The Parties pledge to support and defend this Agreement before the Commission. If this Agreement enters into force the Parties will support and defend this Agreement before any court or regulatory agency in which it may be an issue.

                        [SIGNATURES APPEAR ON NEXT PAGE]

STAFF OF THE UTILITIES DIVISION OF THE
ARIZONA CORPORATION COMMISSION

By:      Ernest G. Johnson
Title:   Utilities Director

Signature:        /s/ Ernest G. Johnson
          -------------------------------------------


Date:             4/1/03
         --------------------------------------------


UNISOURCE ENERGY CORPORATION

By:      James S. Pignatelli
Title:   CEO

Signature:        /s/ James S. Pignatelli
          -------------------------------------------


Date:             March 31, 2003
         --------------------------------------------


TUCSON ELECTRIC POWER

By:      James S. Pignatelli
Title:   CEO

Signature:        /s/ James S. Pignatelli
          -------------------------------------------


Date:             March 31, 2003
         --------------------------------------------


CITIZENS COMMUNICATIONS COMPANY

By:      Daniel McCarthy
Title:   President & CEO Public Services

Signature:        /s/ Daniel McCarthy
         --------------------------------------------

Date:             3/31/03
         --------------------------------------------

                                   APPENDIX A


                                 FINANCING PLAN


     A. DEBT ISSUANCE BY NEW COMPANIES
        ------------------------------

     1. Bridge Financing. Depending on market conditions, it may be necessary or desirable for either HoldCo or the New Companies to initially issue or guarantee Debt Securities to fund the purchase price on an interim basis and, following the closing of the purchase, to refinance such bridge financing on a more permanent basis. If such bridge financing is utilized, it is anticipated that either HoldCo or the New Companies would enter into a credit or other financing agreement with commercial banks or other institutional lenders for this purpose. The aggregate amount of Debt Securities to be issued under the bridge financing would not exceed $250 million.

          Interest. Variable rates based on rates prevailing in the market.

          Maturity Date. Not to exceed three years.

          Security. In the event that security for the loans is necessary or desirable, each of the New Companies may secure its obligations with a mortgage lien on some or all of the properties acquired from Citizens and other properties of the New Companies.

     2. Bond Financing. In order to fund the acquisition, or to refinance any bridge financing described above, the New Companies may issue or guarantee long-term Debt Securities in the capital markets ("Bonds"). The aggregate principal amount of Bonds issued to fund the acquisition or refinance a bridge facility would not exceed $175 million.

          Interest. Fixed interest rate based on rates prevailing in the market at the time of issuance.

          Maturity Date. Not to exceed thirty years.

          Security. In the event that security for the Bonds is necessary or desirable, each of the New Companies may secure its Bonds with a mortgage lien on some or all of the properties acquired from Citizens and other properties of the New Companies.

          Collateral Trust Bonds. Should the Bonds be issued by HoldCo on a secured basis, the Bonds may be issued as collateral trust bonds secured by mortgage bonds to be issued by either or both of the New Companies. The New Company mortgage bonds would have the same principal amount, stated rate of interest and maturity date as the HoldCo bonds, and would be held in trust as collateral for the HoldCo bonds. If the Bonds are issued on an unsecured basis, covenants may be required that would restrict or prohibit the issuance of secured debt so long as any unsecured bonds remain outstanding.

     B. REVOLVING CREDIT FINANCING. For the purpose of obtaining short-term liquidity support, each or both of the New Companies may enter into a revolving credit agreement with commercial banks and other institutional lenders. Under such agreement, or one entered into by HoldCo on behalf of the operating companies, the New Companies may issue up to $50 million of Debt Securities at any given time as evidence of loans under the agreement.

          Interest. Variable rates based on rates prevailing in the market.

          Maturity Date. Not to exceed fives years.

          Security. In the event that security for the loans is necessary or desirable, each of the New Companies may secure the loans with a mortgage lien on some or all of the properties acquired from Citizens and other properties of the New Companies.

     C. UNISOURCE EQUITY INVESTMENT
        ---------------------------

          UniSource shall be authorized to make an equity investment in the New Companies in the range of $75 million-$125 million. As described in Settlement Agreement, up to $50 million of this equity investment may be financed through a TEP loan to UniSource. The balance of the equity investment would come from general corporate funds available to UniSource. UniSource may issue new common stock to help fund the acquisition and/or to pay off interim financing or other contributions by UniSource. Upon receipt of this equity investment, the New Companies would issue common stock to UniSource or HoldCo to evidence their ownership interest.


                                                                                                    APPENDIX B - SCHEDULE 1

------------------------------------------------------------------------------------------------------------------------------------
                                                  UNISOURCE ACQUISITION OF CITIZENS UTILITY
                                                                2001 TEST YEAR
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                          CITIZENS          UNISOURCE       UNISOURCE
LINE      DESCRIPTION                     ORIGINAL           AS FILED      SETTLEMENT      UniSource's Cost of Capital-Settlement
                                                                                           --------------------------------------
 NO.                                      COST RATE
                                            BASE
--------------------------------------------------------------------------------------
                                                                                                      Cost      Weight       WACC
                                                                                            ----------------------------------------
1    Gross Utility Plant in Service       $219,383,559    $219,383,559    $219,383,559      Debt      7.75%     60.00%      4.65%
     (w/CIAC)
                                                                                            Equity   11.00%     40.00%      4.40%
                                                                                                                           ---------
2    Accumulated Depreciation            ($53,751,970)   ($53,751,970)   ($53,751,970)                                      9.05%
                                                                                                                           =========

3    Adjustment for Purchase                             ($30,709,737)   ($30,709,737)

4    Adjustment to the Build Out Program                                 ($10,000,000)
                                                                                            Citizen's Cost of Capital
                                                                                            -------------------------
                                         ----------------------------------------------
5       Net Utility Plant in Service      $165,631,589    $134,921,852    $124,921,852                Cost      Weight       WACC
                                                                                            ----------------------------------------
                                                                                            Debt      6.70%     50.00%      3.35%
6    Accumulated Deferred Income Taxes    ($5,713,762)                                      Equity   11.00%     50.00%      5.50%
                                                                                                                           ---------
                                                                                                                            8.85%
                                                                                                                           =========
7    Advances for Construction            ($6,395,371)    ($6,395,371)    ($6,395,371)

8    Customer Deposits                    ($1,812,850)    ($1,812,850)    ($1,812,850)

9    Materials and Supplies                   $968,581        $968,581        $968,581

10   Warm Spirit                             ($40,001)       ($40,001)       ($40,001)

11   Cares                                  ($364,946)      ($364,946)      ($364,946)

12   Sale of Office Buildings               ($104,431)

13   Y2K Costs                                $383,765        $383,765        $383,765

14   Allowance for Working Capital        ($2,924,219)

                                         ----------------------------------------------
15   Total Rate Base                      $149,628,355  $127,661,030      $117,661,030        UNS Filed    Settlement
                                         ==============================================       Equity       Equity
                                                                                              Return       Return
                                                                                              ----------   ----------
16   Total Return                          $13,242,109     $11,553,323     $10,648,323        $5,617,085  %5,177,085

17   Operating Expenses                    $29,859,583    $$28,883,183     $28,883,183

18   Income Taxes                           $5,426,078      $3,703,569      $3,413,459

19   Proposed Revenue                      $48,531,496     $44,140,075     $42,944,966

20   Proposed (Required) Operating         $13,245,835     $11,553,323     $10,648,323
     Income

20   Current Operating Income                 $554,855      $1,499,758      $1,499,758

21   Proposed Increase in Operating        $12,687,254     $10,053,565      $9,148,565
     Income

22   Gross Revenue Conversion Factor             1.656           1.656           1.656

23   Increase in Gross Revenue             $21,005,521     $16,645,370     $15,146,990

24   Depreciation Adjustment                                                ($272,000)
     for Build Out Reduction

25   Reversal of Taxes on Debt                                                $304,886
     for Build Out Reduction

26   Adjustment for Difference Regarding                                       $11,400
     Debt for Build Out Reduction

27   Increase in Gross Revenue with all    $21,005,521     $16,645,370     $15,191,276
     Build Out Adjustments

28   Test Year Gross Revenue               $72,610,605     $72,610,605     $72,610,605

                                          ---------------------------------------------
29   Percent Increase over Present Rates        28.93%          22.92%          20.92%
                                          =============================================


                                                                 Appendix B - Schedule 1

                                                          APPENDIX B -SCHEDULE 2

UNISOURCE ENERGY SERVICES
SETTLEMENT AGREEMENT
GAS RATE CASE - 2001

 LINE NO.                     DESCRIPTION
                                                              ORIGINAL COST              FAIR VALUE
-------------------------------------------------------------------------------       -----------------

    1      Adjusted Rate Base                                     $117,661,030             142,132,013

    2      Adjusted Operating Income                                $1,499,758              $1,499,758

    3      Current Rate of Return                                        1.27%                   1.06%

    4      Required Operating Income                               $10,648,323             $10,648,323

    5      Required Rate of Return                                       9.05%                   7.49%



                                                         Appendix B - Schedule 2

                                                                                 APPENDIX B - SCHEDULE 3

CITIZENS COMMUNICATIONS COMPANY
ARIZONA GAS DIVISION

-----------------------------------------------------------------------------------------------------------------------------

                                                          NATURAL GAS RATES
                                                       SUMMARY OF FILED TARIFFS


                                                             PROPOSED RATES
-----------------------------------------------------------------------------------------------------------------------------
          Rate                                                   Customer                    Gas          Basic Cost of
       Designation   Rate Description                             Charge      Margin         Cost         Service Rate
       ----------- ------------------                             ------      ------         ----         ------------

          R-10     Residential                                  $  7.00      $ 0.3004        $ 0.4000      $ 0.7004

          R-12     CARES - $0.15 Discount (Nov - Apr)           $  7.00      $ 0.1504        $ 0.4000      $ 0.5504

          C-20     Small Volume Commercial                      $ 11.00      $ 0.2420        $ 0.4000      $ 0.6420

          C-22     Large Vol. Commerical                        $ 85.00      $ 0.1551        $ 0.4000      $ 0.5551

          I-30     Small Volume Industrial                      $ 11.00      $ 0.2122        $ 0.4000      $ 0.6122

          I-32     Large Vol. Industrial                        $ 85.00      $ 0.0864        $ 0.4000      $ 0.4864

          PA-40    Small Vol. Public Authority                  $ 11.00      $ 0.2354        $ 0.4000      $ 0.6354

          PA-42    Lg. Vol. Public Authority                    $ 85.00      $ 0.1084        $ 0.4000      $ 0.5084

          PA-44    Special Gas Light Service                                           various

          IR-60    Irrigation Service                           $ 11.00      $ 0.2876        $ 0.4000      $ 0.6876

           T-1     Transportation                               Otherwise applicable base rates less embedded gas costs

           T-2     Dedicated Transportation                      Cost to service + subsidies (Including $95 Customer Charge)

          CNG-1    Compressed Natural Gas                                              various

          EC-1     Electric Cogeneration                        $ 85.00      $ 0.0488        $ 0.4000      $ 0.4488

          CGS-1    Competitive Gas                                                    negotiated

          NSP-1    Negotiated Sales Program                                           negotiated

         MISC-1    Miscellaneous Tariffs                                               various


NOTES:

     1 Only primary rates are shown when multiple blocks are present.
-----------------------------------------------------------------------------------------------------------------------------



                                                         Appendix B - Schedule 3


                                                                                              APPENDIX B - SCHEDULE 4

                                            UNISOURCE ACQUISITION OF CITIZENS UTILITY
                                              NET ELECTRIC UTILITY PLANT IN SERVICE
                                                            AT 10/29/02

-----------------------------------------------------------------------------------------------------------------
                                                                    CITIZENS                   UNISOURCE
   LINE NO.                     DESCRIPTION                   ORIGINAL COST RATE BASE          SETTLEMENT
-----------------------------------------------------------------------------------------------------------------

     1     Gross Utility Plant in Service (incl. CIAC)              $299,425,000                $299,425,000

     2     Accumulated Depreciation                                ($112,001,000)              ($112,001,000)

     3     Adjustment for Purchase                                                              ($93,624,000)


     4     Net Utility Plant in Service                             $187,424,000                 $93,800,000



                                                         Appendix B - Schedule 4


                                                                                       APPENDIX C

UNISOURCE ENERGY CORPORATION
SETTLEMENT AGREEMENT
PURCHASED POWER AND FUEL ADJUSTMENT CLAUSE
RATE COMPONENTS


                                                                      $/KWH
                                                                -------------------
CURRENT PPFAC BASE RATE
-----------------------
Cost of Electric Generation                                          $0.04802          \1

Cost of WAPA Transmission                                            $0.00392          \1

                                                                -------------------
              Total Current Rate                                     $0.05194
                                                                ===================


INCREASE IN COST OF GENERATION
------------------------------
APS contract cost of generation  (a)                  (a)            $0.05879          \1

Loss Factor  (b)                                      (b)             10.69%         \1, \2

Cost of Electric Generation at Meter              a/ (1 - b)         $0.06583

                                                                -------------------
        Increase in Cost of Generation                               $0.01781
                                                                ===================



INCREASE IN WAPA TRANSMISSION
-----------------------------
Increase in WAPA Transmission                                        $0.00044          \1

Current Cost of WAPA Transmission                                    $0.00436          \1



-----------------------------------------------------------------------------------
PPFAC ADJUSTOR RATE                                                  $0.01825
===================================================================================


-----------------------------------------------------------------------------------

===================================================================================


\1 Citizens' Amended Application for the Purchased Power and Fuel Adjustment
Clause dated September 19, 2001.

\2 Approved Losses Rate from Citizens' last rate case.


UNISOURCE ENERGY CORPORATION                                          APPENDIX D

CITIZENS UTILITY GAS RATE CASE FILING


                             PROPOSED SECTION NO. 7
                             ----------------------
                               EXTENSION OF LINES


Extensions of gas distribution services and mains necessary to furnish permanent service to applicants will be made in accordance with this rule.

A.   GENERAL

     The Utility will construct, own, operate and maintain service and main line extensions.

     1. Gas service lines will be of suitable capacity from the Utility's gas main to a meter location on the property of the applicant that is satisfactory to the Utility

     2. Gas distribution main extensions will be only along public streets, roads, and highways, which the Utility has legal right to occupy, and on public lands and private property across which rights-of-way, satisfactory to the Utility, may be obtained.


B.   SERVICE AND MAIN EXTENSIONS TO APPLICANTS FOR SERVICE

     1. General Policy - All service line and main line extensions are made on the basis of economic feasibility except those for master-metered mobile home parks (MMP), whose extensions shall be made in accordance with the provisions in Section B.3 hereof. The economic feasibility will be calculated by the Incremental Contribution Method as described in Section B.4 hereof. However, at a minimum, the Utility will extend 30 feet of main for each applicant who connects a functioning water heater or furnace within 4 months of the completion of the main.

     2. Facility Charge - If any applicant fails to use natural gas for equipment stated in the application and used as the basis for estimating the allowable investment within 4 months of the completion of the main, the Utility may calculate and bill the applicant and the applicant shall pay within 45 days a nonrefundable Facilities Charge according to the Utility's extension rule in effect at the time the extension was made as though service had been requested on the basis of the actual equipment installed and utilized. At its option, the Utility may require a performance bond or other surety guaranteeing bona fide operation of the facility for which the extension is requested in accordance with applicant's representation in the contract.

     3. If the residential customers are tenants in a fully improved MMP and the MMP is currently or was formerly served as a master-metered mobile home park, the allowable investment for the MMP will be determined by the following formula:

                                AI = (FR - CR) x 5
          where:

               AI   = Allowable Investment

               FR = The MMP's estimated future total annual revenue, assuming conversion to individual residential service, using the MMP's average park occupancy for the past two years, less the Utility's current average cost of purchased gas.

               CR = The MMP's current total annual revenue, under the applicable schedule, averaged for the past two years, less the Utility's current average cost of purchased gas. If the MMP is not a current customer of the Utility, the CR will be determined on the basis of engineering estimates of occupancy and usage.

          The Utility will install that portion of each service in excess of the allowance subject to a nonrefundable contribution to be paid prior to construction by the applicant MMP. In no event shall costs above the allowable investment be borne by the Utility.

     4. Incremental Contribution Method - Gas service line and main line extensions will be made by the Utility at its expense for the allowable investment as calculated by an Incremental Contribution Study (ICS).

          a. Allowable investment shall mean a determination by the Utility that the revenues less the incremental gas cost to serve the applicant customer provides a rate of return on the Utility's investment no greater than the most recent overall rate of return authorized by the Commission in a general rate case for the Utility.

          b. All applicants will pay for the entire length of their service lines on their property. If the ICS has an allowable investment that is more than the cost of the main extension, then the excess will be applied evenly to all applicants to reduce their cost of service line installation.

          c. The Utility, after conducting an ICS, may at its option, extend its facilities to Customers whose usage does not satisfy the definition of Economic Feasibility but who otherwise are Permanent Customers provided such Customer signs an extension agreement and advances as much of the cost, and/or agrees to pay a nonrefundable Facility Charge necessary to make the extension economically feasible.

          d. Applicants may provide trench for service lines and/or mains to the Utility's specifications and the Utility costs will be reduced by an amount equal to this avoided cost in the ICS.

          e. Customers provided with line extensions using the Incremental Contribution Method shall be reviewed annually for a period of five years to determine the amount of any refund as described in Section B5.

     5.   Method of Refund

          Amounts advanced by the customer(s) in accordance with this rule, less any unpaid Facility Charges, shall be refunded, without interest, in the following manner.

          a. Refunds of an advance shall be made for each additional separately metered permanent service connected to the main extension for which an advance was collected when an excess allowable investment is calculated by an ICS that includes the additional customers(s). The calculation will use actual usage for existing customers. Future years usage will be estimated on actual usage adjusted for normal weather.

          b. Customers adding on to an existing main covered by an extension agreement, still subject to refund, will pay the entire cost of their service line, will contribute an advance equal to the average advance, minus any refunds, provided by the existing contributors, and will be eligible for refunds of advances in subsequent annual reviews.

          c. No refunds will be made for additional customers connecting to a further extension or series of extensions constructed beyond the original extension.

          d. Refunds will be made annually or intermittently within the annual period at the option of the Utility. Amounts to be refunded may be accumulated by the Utility to a maximum of $50 per customer, or the total refundable balance if less than $50 per customer. Refunds will only be made to customers, the assignees of customers, or developers.

          e. When two or more parties make a joint advance on the same extension, refundable amounts will be distributed to these parties in the same proportion as their individual percentages of the total joint advance.

          f. The refund period shall be five years from the date of the completion of the extension. No refunds will be made by the Utility after the termination of the refund period. Any portion of the advance that remains unrefunded at the end of the refund period shall remain the property of the Utility.

          g. Any assignment by a customer of their interest in any part of an advance, which at the time remains unrefunded, must be made in writing and approved by the Utility.

          h. Amounts advanced under a gas main extension rule previously in effect will be refunded in accordance with the provisions of such rule.

C. SERVICE AND MAIN EXTENSIONS TO SERVE INDIVIDUALLY-METERED SUBDIVISIONS, TRACTS, HOUSING PROJECTS, MULTI-FAMILY DWELLINGS AND MOBILE HOME PARKS OR ESTATES

     1.   Advances

          a. Gas distribution service and main extensions to and within individually metered subdivisions, housing projects, multi-family dwellings and mobile home parks or estates will be constructed, owned and maintained by the Utility in advance of applications for service by bona fide customers only when the entire estimated cost of such extensions as determined by the Utility is advanced to the Utility, and a main extension contract is executed. This advance may include the cost of any gas facilities installed at the Utility's expense in conjunction with a previous service or main extension in anticipation of the current extension.

          b. When a subdivider/builder/developer is building a project in consecutive phases such that each phase is constructed separately and requires separate advances, unused allowances from one phase may be applied to an outstanding advance in any other phase so long as such outstanding advance is still eligible for refund.

          c. For developers who have entered into a line extension agreement and facilities have been installed and then they or some other party request subsequent reconfiguring of facilities or other changes requiring additional expenditures by the Utility, these new costs will be entirely paid for with a non-refundable advance and any refunds will be made in accordance with the original agreement. No additional agreement or extension of the time for refunds will be made to cover the area piped under the original extension agreement.

          d. See, Section B3 for governing requests to serve MMP through individual residential meters if the MMP is currently or was formerly served under a MMP schedule.

          e.   Refunds will be made to developers as described in Section B5.


D.   GENERAL CONDITIONS

     1.   Postponement of Advance

          The Utility, at its option, may postpone, for a period not to exceed five years, that portion of an advance which it estimates would be refunded under the provisions of this rule. At the end of such refund period, the Utility shall collect all such amounts not previously advanced which were not then refundable. When advances are postponed, the applicant may be required to furnish to the Utility evidence of the necessary approvals to commence construction and of adequate financing. A surety bond satisfactory to the Company, or other Utility-approved surety, may be required to assure payment of any postponed amounts at the end of the postponement period.

     2. The applicants or developer will provide property location, tax-identification numbers and other property information helpful to planning an extension.

     3.   Contracts

          a. Each applicant requesting an extension in advance of applications for service will be required to execute a contract covering the terms under which the Utility will install main lines in accordance with the provisions of the tariff schedules.

          b. At the time service is requested, the applicant will submit a list of natural gas equipment to be used including the Btu input.

     4.   One Service for a Single Premise

          a. The Utility will not install more than one service line to supply a single premise, unless it is for the convenience of the Utility or an applicant requests an additional service, and in the opinion of the Utility, an unreasonable burden would be placed on the applicant if the additional service were denied. When an additional service is installed at the applicant's request, the applicant shall make a nonrefundable contribution for the additional service based on the Utility's estimated cost.

          b. When a service extension is made to a meter location upon private property which is subsequently subdivided into separate premises, with the ownership portions thereof divested to other than the applicant or the customers, the Utility shall have the right, upon written notice, to discontinue service without obligation or liability. Gas service, as required by said applicant or customer, will be reestablished in accordance with the applicable provisions of the Utility's rules.

     5.   Branch Services

          The Utility, at its option, may install a branch service for units on adjoining premises.

     6.   Main Extension Agreement Requirements

          a. Upon request by an applicant for a main extension, the Utility shall prepare, without charge, a preliminary sketch and rough estimate of the cost of the installation to be advanced by the applicant.

          b. Any applicant for a main extension requesting the Utility to prepare detailed plans, specifications, or cost estimates may be required to deposit with the Utility an amount equal to the estimated cost of preparation. The Utility shall, upon request, make available within 90 days after receipt of the deposit referred to above, such plans, specifications, or cost estimates of the proposed main extension. Where the applicant authorizes the Utility to proceed with the construction of the extension, the deposit shall be credited to the cost of construction; otherwise, the deposit shall be nonrefundable. If the extension is to include oversizing of facilities to be done at the Utility's expense, appropriate details shall be set forth in the plans, specifications and cost estimates. Subdividers providing the Utility with approved plans shall be provided with plans, specifications or cost estimates within 45 days after receipt of the deposit referred to above.

          c. Where the Utility requires an applicant to advance funds for a main extension, the Utility shall furnish the applicant with a copy of this rule prior to the applicant's acceptance of the Utility's extension agreement.

          d. All main extension agreements requiring payment by the applicant shall be in writing, signed by each party and shall include the following.

               (1)  Name and address of applicant(s).

               (2)  Proposed service address(es) or location(s).

               (3)  Description and sketch of the requested main extension.

               (4)  Description of requested service.

               (5) A cost estimate to include materials, labor, and other costs as necessary.

               (6)  Payment terms.

               (7) A concise explanation of any refunding provisions, if applicable.

               (8) The Utility's estimated start date and completion date for construction of the main extension.

               (9) A summary of the results of the Incremental Contribution analysis performed by the Utility to determine the amount of advance required from the applicant for the proposed main extensions.

               (10) Each applicant shall be provided a copy of the approved main extension agreements.

     7.   Relocation of Services and Mains

          a. When, in the judgment of the Utility, the relocation of a main or service is necessary and is due either to maintenance of adequate service or the operating convenience of the Utility, the Utility shall perform such work at its own expense.

          b. If relocation of a main or service line is due solely to meet the convenience or the requirements of the applicant or the customer, such relocation, including metering and regulating facilities, shall be performed by the Utility at the expense of the applicant or the customer.

          c. Relocation of facilities will be mandatory and at the customer's expense when actions of the customer restrict the Utility's access to or the safety of the facility.

     8.   Standby Service or Residential Pool Heating

          No allowance will be made for equipment used for standby or emergency purposes only.

     9.   Temporary Service

          Extensions for temporary service or for operations, which in the opinion of the Utility are of a speculative character or of questionable permanency will will require an advance for the entire cost of the facilities required, with provision for a refund with the use of an ICS calculated annually or at the termination of the temporary service.

     10.  Length and Location

          The length of main or service required for an extension will be considered as the distance along the shortest practical and available route, as determined by the Utility, from the Utility's nearest permanent distribution main.

     11.  Service Impairment to Other Customers

          When, in the judgment of the Utility, providing service to an applicant would impair service to other customers, the cost of necessary reinforcement to eliminate such impairment may be included in the cost calculation for the extension.

     12.  Service From Transmission Lines

          The Utility will not tap a gas transmission main except when conditions in its sole opinion justify such a tap. Where such taps are made, the applicant will pay the Utility the cost of such tap, and extensions therefrom will be made in accordance with the provisions of this rule.

     13.  Other Types of Connections

          Where an applicant or customer requests a type of service connection other than standard such as curb meters and vaults, etc., the Utility will consider each such request and will grant such reasonable allowance as it may determine. The Utility shall install only those facilities that it determines are necessary to provide standard natural gas service in accordance with this tariff. Where the applicant requests the Utility to install special facilities which are in addition to, or in substitution for, or which result in higher costs than the standard facilities which the Utility would normally install, the extra cost thereof shall be borne by the applicant.

     14.  Excess Flow Valve Installation Option

          In accordance with Title 49, Section 192.383 of the Code of Federal Regulations, the installation of an excess flow valve, as defined in Rule No. 1, shall be performed by the Utility on a new or replaced single residence service line at the request of a customer. The installation of an excess flow valve is not mandatory; if a customer elects this installation, the Utility shall perform the installation subject to the customer assuming responsibility for all costs associated with installation, maintenance and replacement. Each customer requesting the installation of an excess flow valve will be required to execute a written agreement.

     15.  Exceptional Cases

          In unusual circumstances, when the application of this rule appears impractical or unjust to either party, the Utility or the applicant may refer the matter to the Commission for special ruling or for the approval of special conditions which may be mutually agreed upon, prior to commencing construction.

     16.  Taxes Associated with Nonrefundable Contributions and Advances

          Any federal, state or local income taxes resulting from a nonrefundable contribution or advance by the customer in compliance with this rule will be recorded as a deferred tax and appropriately reflected in the Utility's rate base. These deferred taxes will be amortized over the remaining tax life of the asset.